EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Federated National Holding Company and Subsidiaries

We consent to the incorporation by reference in previously filed Registration Statements on Form S-8, File No. 333-188217, which was effective on April 29, 2013, of our report dated March 16, 2015 (except for Schedule II dated March 14, 2016) relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Federated National Holding (the “Company”) for the year ended December 31, 2015.

/s/ Goldstein Schechter Koch P.A.

March 14, 2016

Fort Lauderdale, FL